Exhibit 99.1

Celularity Announces Chief Financial Officer Transition

Celularity retains financial and business advisor to provide outsourced accounting and consulting services during the transition period

FLORHAM PARK, N.J., June 10, 2025 (GLOBE NEWSWIRE) — Celularity Inc. (Nasdaq: CELU) (“Celularity” or the “Company”), a regenerative and cellular medicine company, today announced that it terminated the employment of its Chief Financial Officer (“CFO”), David Beers, effective immediately. Mr. Beer’s termination was not related to the Company’s financial or operating results or to any disagreements or concerns regarding the Company’s financial or reporting practices. Mr. Beers was terminated “without cause” under the terms of his employment agreement dated April 1, 2022, as amended and restated, and, subject to his compliance with its terms, Mr. Beers will be entitled to the payments and benefits provided therein following a termination without cause.

Effective as of June 10, 2025, the Company appointed Joseph DosSantos, its current Senior Vice President Finance, as the Company’s interim CFO while the Company conducts a search for a new CFO. Mr. DosSantos will continue to serve as the Company’s Senior Vice President Finance during his time as interim CFO and will not receive any additional compensation in connection with his role as interim CFO.

The Company also announced that it retained the CFO Squad, a leading financial and business advisory firm providing outsourced accounting and consulting services for emerging to mid-sized companies, to provide support during this interim period, including SEC and financial reporting support services and consulting services to identify opportunities to improve and optimize the Company’s financial processes and systems. The CFO Squad will work under the direction of John R. Haines, Celularity’s Senior Executive Vice President and Chief Administrative Officer.

About Celularity

Celularity Inc. (Nasdaq: CELU) is a regenerative and cellular medicine company developing and commercializing advanced biomaterial products and allogeneic, cryopreserved, placental-derived cell therapies, all derived from the postpartum placenta. Celularity believes that by harnessing the placenta’s unique biology and ready availability, it can develop therapeutic solutions that address significant unmet global needs for effective, accessible, and affordable therapies. For more information about Celularity and its cutting-edge regenerative medicine solutions, please visit www.celularity.com.

Contact

Carlos Ramirez

Senior Vice President, Celularity Inc.

Carlos.ramirez@celularity.com